Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States dentons.com

January 26, 2024

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, South Dakota 57104

Re: SAB Biotherapeutics, Inc.- Registration Statement on Form S-3 (File No. 333-271768)

Ladies and Gentlemen:

In our capacity as counsel to SAB Biotherapeutics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-271768) (the “Registration Statement”), which Registration Statement the Company initially filed on May 9, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated January 26, 2024 (the “Prospectus Supplement”), under which up to $20,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, have been registered, to be sold from time to time by the Company pursuant to the Controlled Equity OfferingSM Sales Agreement, dated January 26, 2024, between the Company and Cantor Fitzgerald & Co.

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s certificate of incorporation, as amended and restated, and in effect on the date hereof, (ii) the Company’s bylaws, as amended and restated, and in effect on the date hereof, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated January 26, 2024, and to the reference to our firm contained in the Registration Statement and in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP

Dentons US LLP